                       Everest Reinsurance Holdings, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                         Three Months
                                        Ended March 31,                             Years Ended December 31,
                                     2003          2002          2002          2001          2000          1999          1998
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Earnings:  Income before income
 taxes                            $    76,231   $    60,946   $   139,872   $    29,065   $   202,317   $   196,582   $   212,676
Fixed Charges:
   Assumed interest component
    of rent expense                       458           450         1,942         1,655         1,289         1,225         1,769
   Interest expense                    14,212        10,637        44,508        46,004        39,386         1,490             0
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total fixed charges                 14,670        11,087        46,450        47,659        40,675         2,715         1,769
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Earnings plus fixed charges       $    90,901   $    72,033   $   186,322   $    76,724   $   242,992   $   199,297   $   214,445
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Ratio of earnings to fixed
 charges                             6.2 to 1      6.5 to 1      4.0 to 1      1.6 to 1      6.0 to 1     73.4 to 1    121.2 to 1
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========